Exhibit 23.4

CONSENT OF VICTORY LEGAL GROUP

Victory Legal Group hereby consents to the incorporation by reference in this registration statement on Form S-8 of China North East Petroleum Holdings Limited (the “Company”) pertaining to the registration of an additional 2,500,000 shares of common stock of the Company which may be issued pursuant to the Amended and Restated 2006 Stock Option/Stock Issuance Plan: (1) of our opinion dated August 27, 2011 filed as an exhibit to the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 and any amendments thereto (the “Report”) and (2) all references to our firm included in or made as part of the Report.

14 December, 2011